EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE September 13, 2006	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORT SIX-MONTH AND

SECOND QUARTER RESULTS FOR FISCAL 2007

ALBUQUERQUE, NEW MEXICO, September 13, 2006 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported net sales increased 15.4 % to $16.69 million for the six-months ended July 31, 2006, compared to net sales of $14.46 million for the same six-month period in the prior fiscal year. Earnings per share for the first half of fiscal year 2007 was $0.08 per basic and diluted share, compared to $0.10 per basic and diluted share in the first half of fiscal year 2006. The decrease in basic and diluted earnings per share is primarily the result of a non-operating gain of $206,000 reported in the second quarter period of fiscal year 2006.

Net sales for the second quarter period of fiscal 2007, increased 10.0% to $9.14 million compared to $8.31 million for the second quarter period ended July 31, 2005. Earnings per share in the second quarter period ended July 31, 2006 was $0.07 per basic and diluted share compared to $0.10 per basic and diluted share in the same period of the prior year, which included a non-operating gain of $206,000.

Michael L. Bowlin, Chairman, President and Chief Executive Office stated, “We are pleased with our performance particularly in light of higher gasoline prices that have effected the traveling public. We will maintain our focus on operational improvements which includes volume buying for improved margins and maintaining our supervisory support programs.”

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Bowlin Travel Centers Reports Results for Second Quarter of Fiscal Year 2007
September 13, 2006

The Company operates full-service travel centers and restaurants that offer brand name food and gasoline, and a unique variety of Southwestern merchandise to the traveling public in New Mexico and Arizona.

Visit our web sites at:	www.bowlintc.com	and	www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Reports Results for Second Quarter of Fiscal Year 2007
September 13, 2006

The following tables outline the company's financial results for the
Second quarter of fiscal 2007.

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)

Assets	July 31, 2006 (Unaudited)	January 31, 2006 (Audited)

Cash and cash equivalents	$2,943	$2,615

Other current assets	4,467	4,004

Total Current Assets	7,410	6,619

Property and equipment, net	12,461	12,541

Other assets	680	720

Total Assets	$20,551	$19,880

Liabilities and Shareholders’ Equity

Current liabilities	$2,707	$2,154

Long-term debt	4,575	4,799

Deferred income taxes	846	884

Total Liabilities	8,128	7,837

Shareholders’ equity	12,423	12,043

Total Liabilities and Shareholders’ Equity	$20,551	$19,880

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Bowlin Travel Centers Reports Results for Second Quarter of Fiscal Year 2007
September 13, 2006

CONDENSED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	THREE MONTHS ENDED JULY 31,		SIX MONTHS ENDED JULY 31,
	2006	2005	2006	2005

Net sales	$9,139	$8,312	$16,691	$14,462

Cost of goods sold	(6,232)	(5,347)	(11,517)	(9,406)

General and administrative expenses	(2,142)	(2,187)	(4,058)	(4,007)

Depreciation and amortization	(220)	(218)	(437)	(444)

Income from operations	545	560	679	605

Interest expense	(110)	(99)	(214)	(191)

Other non-operating income, net	69	262	159	324

Income before income taxes	504	723	624	738

Income tax expense	(196)	(278)	(245)	(287)

Net income	$308	$445	$379	$451

Earnings per share:
Basic and diluted	$0.07	$0.10	$0.08	$0.10

Weighted average common shares outstanding	4,583,348	4,583,348	4,583,348	4,583,348

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